EXHIBIT I-4

                               ENTERGY CORPORATION

                Proxy Solicited by the Board of Directors for the
                   Annual Meeting of Stockholders--May 9, 2003

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Bismark A. Steinhagen jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 12, 2003, at the Annual Meeting of Stockholders to be held at the Del Lago Conference Center, 600 Del Lago Blvd., Montgomery, Texas 77356, on Friday, May 9, 2003, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2002 is acknowledged.

       (Continued, and to be marked, dated and signed, on the other side)
                              FOLD AND DETACH HERE

           You can now access your Entergy Corporation account online. Access your Entergy Corporation stockholder account online via Investor
                              ServiceDirectSM(ISD).

Mellon Investor Services LLC, agent for Entergy Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

     *    View account status           *    View payment history for dividends
     *    View certificate history      *    Make address changes
     *    View book-entry information   *    Obtain a duplicate 1099 tax form
                                        *    Establish/change your PIN


              Visit us on the web at http://www.melloninvestor.com
                 and follow the instructions shown on this page.

Step 1: FIRST TIME USERS-     Step 2: Log in for      Step 3:  Account Status
Establish a PIN               Account Access          Screen

You  must first establish  a  You  are now ready  to  You   are  now  ready   to
Personal      Identification  log   in.   To  access  access     your    account
Number   (PIN)   online   by  your   account  please  information.    Click   on
following   the   directions  enter your:             the appropriate button  to
provided in the upper  right                          view      or      initiate
portion of the web screen as  *    SSN                transactions.
follows.  You will also need  *    PIN
your  Social Security Number  *    Then click on the  *    Certificate History
(SSN) available to establish       Submit button      *    Book-Entry
a PIN.                                                     Information
                              If  you have more than  *    Issue Certificate
Investor ServiceDirectSM  is  one  account, you will  *    Payment History
currently only available for  now be asked to select  *    Address Change
domestic   individual    and  the appropriate account *    Duplicate 1099
joint accounts.
SSN
PIN
* Then  click  on   the
  Establish Pin button

Please  be sure to  remember
your PIN, or maintain it  in
a  secure  place for  future
reference.

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time

                         END OF FRONT SIDE OF PROXY CARD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,
2,   3  AND  A  VOTE  AGAINST  PROPOSAL  4  AND  DOES  NOT  MAKE   A
RECOMMENDATION CONCERNING PROPOSAL 5.  IF NO DIRECTION IS MADE, THIS
PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND AGAINST PROPOSAL 4 AND
ABSTAIN ON PROPOSAL 5.
                                                            Please mark your
                                                            vote as indicated
                                                            in this example.

                                                                            X
                                                     FOR    WITHHOLD  FOR ALL
                                                                      EXCEPT
1) Election of Directors
01 M.S. Bateman    09 K.A. Murphy
02 W.F. Blount     10 P.W. Murrill
03 G.W. Davis      11 J.R. Nichols
04 S.D. deBree     12 W.A. Percy, II
05 C.P Deming      13 D.H. Reilley
06 A. M. Herman    14 W.C. Smith
07 J.W. Leonard    15 B.A. Steinhagen
08 R.v.d. Luft
_____________________________________
Except Nominee(s) written above

                                                     FOR    AGAINST   ABSTAIN
2) Approval of the Amended and Restated 1998 Equity
   Ownership Plan.

3) Approval of the Executive Annual Incentive Plan.

4) Stockholder proposal concerning the value of future executive stock options being linked to a utility stock index.

5) Stockholder proposal concerning "poison pills".

Signature___________________ Signature___________________  Date_____________
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

        Internet                   Telephone                     Mail
http://www.proxyvoting.         1-800-435-6710
com/ETR
                             Use   any  touch-tone        Mark,   sign    and
 Use  the  Internet  to  O   telephone   to   vote  OR    date   your   proxy
 vote    your    proxy.  R   your   proxy.    Have        card and return  it
 Have  your proxy  card      your  proxy  card  in        in the
 in   hand   when   you      hand  when you  call.        enclosed postage-
 access  the web  site.      You  will be prompted        paid envelope.
 You  will  be prompted      to     enter     your
 to  enter your control      control       number,
 number,   located   in      located  in  the  box
 the   box  below,   to      below,    and    then
 create  and submit  an      follow            the
 electronic ballot.          directions given.

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.


You can view the Annual Report and Proxy Statement on the Internet at: http://investor.entergy.com/investor/financial/index.shtm